UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2010

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on January 7, 2011.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: December 2010

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through December 1, 2010. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

General/Strategy

1.             In a past Q+A your answers have identified the firm is examining ways to more effectively leverage the combined expertise across the franchise to better support clients. Can you elaborate more on what exactly you are evaluating and what types of revenue opportunities may be present over time? Any color would be appreciated.

We see significant opportunities in the international arena. Our business division presidents are now directly responsible for identifying opportunities outside the United States and working with our country managers to execute those plans. We’re also working to better integrate our capabilities within the Investment Management segment. We’re bringing the people and strengths of all of our investment management units together under one leader so we’re able to deliver a more powerful, integrated solution to our clients. As a unified team, we expect to be able to deliver a broader, deeper, and more flexible suite of investment management services to our clients around the globe.

As far as revenue opportunities generally, we believe there’s ample room for expansion across many areas of our business. Outsell, Inc. estimates the total market size for financial information is approximately $21 billion globally, with an additional $20 billion for credit ratings and information. With $527 million in revenue for the trailing 12 months through September 30, 2010, we’re currently reaching a small portion of this potential market.

We’re continuing to target five major areas for future growth:

•                  Building a premier global investment database

•                  Integrated software platforms for individual investors, financial advisors, and institutions

•                  Independent investment research on stocks, mutual funds, ETFs, fixed-income securities, and other areas

•                  Fund-of-funds investment management

•                  Expanding international business

2.             Generally over time what percentage of your incremental revenue/sales comes from existing clients versus new ones? Has this changed now versus prior to the financial crisis?

Looking at our contract- and licensed-based business (and excluding subscription-based products such as Morningstar.com Premium membership, newsletters, and Principia), about 65%-70% of our incremental revenue typically comes from existing clients The percentage of incremental revenue from new clients was higher before the financial crisis in 2008, declined in 2009, and began picking up again in 2010.

3.             What are your clients telling you they want to see more of within any of your business units?

We’ve always tried to listen to what our clients want and marshal our resources to create the best resources to meet their needs. Here are a few trends we’ve noticed recently:

•                  Clients are interested in tools and interfaces that simplify the use and value of our data. For example, we’ve had a positive response to our new Essentials website for Licensed Data, which helps clients more easily access the most relevant data.

•                  A high-touch, in-territory sales and support model has worked well for products such as Morningstar Office and Morningstar Direct. Our clients appreciate the higher level of contact and support, and this has paid off with positive sales trends.

•                  We are seeing more demand for outsourcing enterprise data management and back-office services.

•                  We’ve seen strong investor interest in data, tools, and analysis related to exchange-traded funds and alternative investments.

•                  Our credit research has been well-received in the marketplace. We believe investors are looking for an alternative to entrenched players, and our research provides additional insights that go beyond summary credit ratings.

•                  Our qualitative research and ratings on funds in Europe and Asia have been well-received by individual investors, financial advisors, and institutions.

•                  We’ve seen strong interest in risk-aware and volatility controlled portfolios.

Business Environment

4.             What is your current view of customer health and demand for your products?

We’ve continued to see steady improvement in customer demand in most areas, although some clients continue to be cautious and price-sensitive in the wake of the financial crisis.

Acquisitions

5.             In general (or specifically) could we get an update on how your acquisitions over the past year have performed in absolute terms and/or according to your plans? Is it possible to get more financial detail on the sales, margins, and free cash flow dynamics of these operations?

We don’t report financial details for acquired operations individually, but we can give you some aggregate information that reflects the overall impact of acquisitions made during the past 12 months. For the first nine months of 2010, acquisitions contributed $34.4 million in revenue and approximately $34.5 million in operating expense, including $4.1 million in intangible amortization. Acquired operations had a negative impact of about 2 percentage points on our operating margin for the first nine months of 2010.

6.             How are your acquisitions structured in terms of retention of the prior principals of the business being acquired? Are these individuals generally signed to long-term non-compete contracts? Are they issued MORN shares and/or options? Assuming this is the case which has driven some of the increase in share-based compensation over the past few quarters or is this a reflection of an elevated level of non-cash, share-based compensation payments to existing employees given the more difficult environment in 2008/2009 versus prior years?

We look at each acquisition individually and try to structure a purchase agreement that makes sense given the nature of the business being acquired. For senior managers who are remaining with Morningstar, we generally seek to establish a non-compete contract and offer some amount of stock-based compensation. For existing employees, we’ve continued to grant similar levels of stock-based compensation as in the past.

7.             What does the M&A deal pipeline look like right now from a segment, product (data, research, software, investment management), and geographic (U.S. vs. non-U.S.) perspective?  Has it begun to shrink as the world seemingly continues to trudge out of the mess of the past few years?

It’s our policy not to comment about our acquisition pipeline.

8.             Have you noticed a down-tick in external growth opportunities as we get at least some movement towards extending the Bush tax cuts? I recall in the past you’ve noted entrepreneurs of certain businesses had an impetus to sell ahead of potential tax changes?

As mentioned above, it’s our policy not to comment about our acquisition pipeline.

9.             Do you approach regions (Asia vs. Europe) or nations (China vs. India vs. Australia vs. Germany vs. etc) differently when you consider whether you’d “build-or-buy” particular capabilities within those markets? For instance, do you view China which is a fairly nascent market for financial services broadly given its consensus potential as a better place to grow organically versus a more developed market where it may make more sense to acquire?

We’re always refining our strategy for expanding into new markets, but we haven’t adopted the specific framework you’ve laid out. In general, we evaluate potential acquisition opportunities on their own merits and would be open to the right opportunity in a variety of regions.

Operating Expense

10.      What percentage of your overall expense base is in the form of all forms of compensation over time? How has this changed as a percentage of revenues over time?

Compensation-related expense (including salaries, benefits, bonus, and stock-based compensation) accounts for about two-thirds of our total operating expense. This total hasn’t significantly changed over the past few years.

11.      Do you plan to re-implement the full 401(k) match starting in 2011? What else is left from the expense reduction initiatives undertaken during the height of the crisis that may not be reflected in the expense run-rate? Can you possibly quantify these expenses on an annual basis from 2005 through 2008?

We plan to partially restore matching contributions to employee retirement plans starting in January. We’re increasing the maximum 401(k) match to 5.25% (a match of 75% percent of employee contributions up to 7% of salary), compared with historical level of 7%. While our bonus expense remains lower than previous levels, the majority of the other expenses we reduced in 2009 have been restored. We haven’t reported a breakdown of these expenses in 2005 through 2008, but the table below summarizes the major reductions we made in 2009:

Category	Change from 2008 ($mil)
Bonus expense	$(28.9)
401(k) match	(6.6)
Travel, telephone, training, and conferences	(4.5)
Advertising and marketing	(4.3)

Capital Allocation

12.      Can you provide a bit more detail on your recently announced capital allocation initiatives? Specifically, do you plan to grow your dividend with earnings and/or peg the payment to a given payout ratio? With regard to the buyback, do you plan to be a regular purchaser of your shares or an opportunistic one?

We’re planning an initial dividend of 5 cents per quarter throughout 2011. Because of the current uncertainty about dividend tax rates, we decided to start with a relatively small dividend. Our board of directors has the discretion to determine future dividend amounts.

The board also authorized a $100 million stock repurchase program. We anticipate making share repurchases when Morningstar’s shares are trading at a discount to our estimate of their intrinsic value.

13.      With the share repurchase authorization in place, you certainly have more flexibility to return cash to shareholders should external growth opportunities not materialize. Do you view the buyback as a way to offset share-based compensation dilution over time or is the strategy to affect tangible share-count reduction? Will it be more episodic to the extent that M&A opportunities don’t materialize and thus you’d be more likely to buyback a greater magnitude of stock?

We look at the share repurchase another way of investing our cash balance by purchasing an asset we know well. We believe we can generate better returns by buying back shares when our stock is priced at a discount than we could by keeping all of our cash in bank deposits or short-term securities, particularly when prevailing interest rates are so low. The share repurchase should also be accretive as it reduces the tangible share count. Regarding the last part of your question, please see our response to question #12.

Capital Structure

14.      How do you view your capital structure? I can understand given the inherent earnings leverage in your operating model why you wouldn’t necessarily want to burden or risk placing substantial amounts of debt on your balance sheet.  However, in light of the low rate environment would you completely rule out some debt issuance to optimize your cost of capital, particularly if the right potential deal came along? Certainly with your recurring cash flows you could handle a modest amount of debt.

Historically, we’ve operated with little to no long-term debt and like having the financial flexibility that comes with a conservative balance sheet. We wouldn’t necessarily rule out issuing some debt for the right opportunity, though.

Management Ownership

15.      Why did Mr. Mansueto cancel his divestiture plan? Was this to provide flexibility to monetize a portion of his equity ahead of potentially higher tax rates through a potential offering? Any other reason? As it looks increasingly likely the Bush tax cuts will be extended, will Mr. Mansueto resume this plan?

Joe initiated the plan to diversify his holdings beyond Morningstar stock. After reviewing his finances over the summer, he concluded that he had enough assets outside Morningstar stock and decided to cancel his sales plan. It’s possible that he may initiate another plan in the future, though.

Separately, Joe may also gift some shares for charitable purposes going forward.

16.      Joe Mansueto recently cancelled his automatic stock-sales program for the time being. Is it fair to say this was driven by the fact that his ownership stake was nearing 50% or was the decision driven by other factors?

Please see our response to the previous question.

Investment Management Division

17.      I wondered if it’s possible to get a bit more detail on the departure of Patrick Reinkemeyer with the allowance that I’m sure it’s difficult to discuss individual management changes. Previously, it seemed that the separation of the services/management of Ibbotson and Morningstar Associates was important, but now Peng Chen is going to head up investment management globally. Are these consulting/asset management units going to be more consolidated globally? Does this change reflect any change in these businesses or how they are going to be managed? In the past the company noted that Mr. Reinkemeyer had structured Morningstar Associates to have fewer but deeper customer relationships than Ibbotson, for instance. Is his departure reflecting a change in that strategy? Was his departure voluntary? His severance package seems quite generous ($2.2mm), was that already part of his contract or was it an agreement reached upon his departure? Why is the number so large?

When we acquired Ibbotson in 2006, it was our first major acquisition in the investment management and consulting space, and it made sense to operate the businesses separately. Since that time, we’ve acquired several other firms and expanded our business organically outside the United States. We think the time is right to bring the people and strengths of all of our investment management units together under one leader so we’re able to deliver a more powerful, integrated solution to our clients. By operating as a unified team, our clients around the globe will benefit from a broader, deeper, and more flexible suite of investment management services.

We plan to look for more opportunities to build the best offerings for our clients by leveraging the strengths of each part of the combined organization. Ibbotson is an asset allocation expert and has a long history of providing cutting-edge research. Morningstar Associates is known for its manager search, selection, and investment expertise. Going forward, we will be able to leverage the strengths of each group to offer the best solution for our clients.

Patrick has done a great job leading Morningstar Associates. He was not asked to leave. We’re sorry to see him go, and we’re glad he will be working for us as an advisor during a transition period.

His departure doesn’t reflect a change in Morningstar Associates’ client strategy, although our client mix may evolve over time as we continue evaluating the combined capabilities of all of our investment management operations.

We believe his severance package was fair, given his long tenure, contributions to Morningstar, and the value of the non-compete provisions included in the agreement.

18.      Can you provide more color on exactly which plan providers you are partnered with for the Retirement Manager product? Without naming names, possibly by stating xx of the top yy providers by asset size/beneficiaries?

Based on Plan Sponsor magazine’s list of Top 10 Recordkeepers of 2009, we have relationships with three of the top 10 providers based on total recordkeeping assets and four of the top 10 providers based on total recordkeeping participants through Morningstar Retirement Manager. We also have additional relationships with major plan providers through the Advice by Ibbotson platform.

19.      Can you elaborate on what a “partial discretion portfolio” is?  How would this work exactly?

A partial discretion portfolio is one where the client has at least partial control over implementing portfolio allocations and investments. For example, we may recommend a particular asset allocation, but the client has discretion over how to implement it.

20.      I’ve noticed a substantial compression in the fee realization rate in the Investment Management segment over the past few quarters. I understand not all fees in that segments are based on asset levels and also the timing of the 3Q rally could have impacted mandates that price off prior quarter end asset levels. Can you elaborate on what is going on here? If it’s the timing dynamic would you expect that to snap back somewhat in 4Q? Can you remind us what percentage of fees in this segment is asset-based versus contract based as the mix of assets has changed?

Overall, about two-thirds of the fees in this segment are variable; the remaining one-third is fixed. There are a couple of factors to take into account regarding fee realization. First, many of the contracts are based on average assets during the quarter, so it can take a while for realized fees to catch up to higher asset levels. Also, much of the asset growth reflects a new fund-of-funds program we began in May 2010 for an existing client. The incremental revenue associated with this program is relatively low.

21.      What percentage of your Investment Management segment asset-based fees are priced on daily NAV, monthly end of period AUM, quarterly end of period AUM, or otherwise?

The majority of Ibbotson’s contracts (probably 85%) are priced based on monthly or quarterly average NAVs. The remaining 15% are split evenly between a period-end balance (quarterly or monthly) and a daily NAV calculation. For Morningstar Associates, most of the contracts are priced based on average monthly or daily asset balance. Some of our other operations, such as Morningstar Investment Services and Ibbotson Australia, calculate their fees based on daily NAVs.

22.      What percentage of the investment consulting business current run rate revenue comes from outside the U.S.?

About 12% of the consulting run rate revenue is from outside the United States.

23.      Do you plan to grow the sales and marketing force for investment consulting? What is the proportion of the 15 professionals domiciled outside the U.S? Generally, what is the background for these individuals, i.e. what prior experience do they have that makes them at good at this function?

We don’t have any near-term plans to expand the sales and marketing team in this area. We currently have a total of more than 20 sales and marketing professionals associated with all of our Investment Consulting operations (including OBSR in the UK and Seeds Finance in France), with approximately half of them based outside the United States. In addition, we have a team of about 10 strategic account managers who are responsible for managing our largest client relationships across Morningstar.

Within Investment Consulting, the sales and marketing employees typically have a product development background and extensive experience within the investment industry. Our sales process is highly customized and focuses on solving the specific investment issues facing prospective clients. We generally start by working with the client in a collaborative manner to understand their needs and how our asset allocation, portfolio construction, or other consulting services can help their clients achieve better outcomes. In many cases, we already have established relationships with potential Investment Consulting clients through our data and software divisions, so we’re starting from an existing client relationship rather than prospecting for completely new clients.

24.      How many aggregate clients do you have in investment consulting?  How does this break down between Morningstar and Ibbotson?  What is the average contract length and what proportion of contracts do you have up for renewal over the next twelve months?

We have roughly 250 clients total for Investment Consulting, including our clients for Morningstar Associates, Ibbotson Associates, OBSR (UK), Seeds Finance (France), and Ibbotson Australia. In the United States, approximately 60% of our clients have services through Ibbotson Associates and the remaining 40% work with Morningstar Associates. Our average contract length is approximately 30 months, and slightly more than half of our contracts are up for renewal over the next 12 months.

25.      How is the asset-based portion of the most recent $35 billion fund of funds mandate priced—is it average daily AUA? Was the entirety of the assets earning fees for all of 3Q10?

The fee is calculated based on average monthly net assets under management. All of the assets in the fund-of-funds program generated asset-based fees during the whole third quarter.

26.      Can you clarify your past comments that a plan sponsor can actually offload some of their fiduciary duty to the ultimate plan beneficiaries by deploying the retirement advice product and steering clients your managed service offering?

If a plan fiduciary selects Morningstar’s managed account services, the plan fiduciary is not liable for the underlying investment decisions made by Morningstar. This can be of value to the employer and is one of the significant benefits to the selection of a managed account program.

Investment Information Segment

27.      Can you provide the annual revenue ($ amount) for the Investment Information segment for the years 2003, 2004, and 2005?

We changed to our current operating structure in 2009 and reported segment revenue reflecting the new operating segments going back to 2006. We haven’t reported revenue for the new segments going back to the years you mentioned.

28.      Can you provide how much in quarterly revenue in 2007 and 2008 for the Investment Information segment was driven by acquisitions? Trying to examine organic growth in that segment.

Sure, here you go.

	2007				2008
($mil)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Investment Information segment revenue	$72.5	$83.4	$84.3	$87.2	$96.5	$101.6	$97.1	$95.5
Less: revenue from acquisitions	(7.9)	(13.0)	(10.2)	(8.9)	(11.1)	(4.9)	(4.7)	(6.4)
Investment information segment revenue excluding acquisitions	$64.5	$70.4	$74.1	$78.3	$85.4	$96.7	$92.3	$89.1

Licensed Data

29.      What is the composition of your licensed data client set by institution?

About 40% of our revenue base in Licensed Data is from asset management firms, followed by broker-dealers, insurance firms, redistributors and, to a lesser extent, media outlets and institutional consultants.

30.      Was the large jump in licensed data revenue in 2007 all organic?  Could you quantify the impact from an acquisition if that’s the case?

Of the $21.5 million increase in Licensed Data revenue in 2007, about $9.5 million was organic and $12.0 million was from acquisitions, primarily from the fund data business we acquired from Standard & Poor’s.

31.      What type of underlying data capabilities came with the Realpoint acquisition broadly across fixed income? I know you’ve mentioned it in the past and it fits with mantra but looking for color on the opportunities to build a database for fixed income assets, particularly as it relates to municipals? Can you update us in this vein to your current sub-asset coverage (corporates, munis, structured, etc) for bonds more generally? My understanding given the historically OTC nature of the fixed income market prior to the advent of TRACE which brought at least some price transparency, the broker-dealer channels and their tributaries control a lot of the data related to fixed income price, trading, etc?  Is this an impediment to building a robust dataset in this respect?

Realpoint has some proprietary data, primarily related to commercial mortgage-backed securities. We don’t currently have any plans to build our own fixed-income database in other areas such as municipal bonds. As you mentioned, the lack of transparency and available data in the fixed-income market is one impediment; the large number of bonds issued (particularly in the municipal area) is another.

Morningstar.com

32.      What are prospective plans to open up more premium content local sites?  Anything specific in the product pipeline?

We recently launched a Premium site in Canada. We don’t have any near-term plans to start up additional Premium sites.

33.      Do you believe you have pushed too hard on your website premium subscriber base? How do you internally determine the optimal annual price increase?

No. We believe that Premium membership on Morningstar.com is an exceptional value for the price. Although our strategy is to keep the price low enough to reach a wide audience, we believe we could charge significantly more to reflect the value of our proprietary analyst research, reports, and tools. We generally make price increases that are higher than inflation to reflect this value and consider a variety of data to determine pricing, including customers’ response to previous price increases.

Morningstar Advisor Workstation

34.      Understanding the environment remains fragile, however given the enhanced functionality and technological differentiation of the Workstation 2.0 product, why would you not attempt to incrementally ratchet up price relative to the prior product? Is it more driven by the current weak economic outlook? With turnkey asset management providers increasing their emphasis on their products, are you noticing competition increasing in this area as other firms attempt to capitalized on the same demographic trends? It seems your market share takeaway opportunity given you already serve 1 out of 4 FAs may be more limited relative to the past, so I am curious what your thoughts on growth are from a FA perspective. Is it about capturing a greater proportion of managed assets from the FAs you already serve? Typically vast enhancements to the technology, usability, and functionality for other investment related software platforms have enabled other firms to push down price increases.

Typically there’s an expectation that products offered under a “Software as a Service” model include ongoing improvements in order to help justify the recurring annual fee. Thus with respect to Morningstar Advisor Workstation, our clients expect that they will receive enhancements to user experience, functionality, and technology on a regular basis. While the 2.0 version of AWS represents one of our more significant improvements, we generally regard it as ongoing evolution of the product to ensure the product stays relevant and consistent with current technology and usability expectations.

That said, our overall product strategy is to implement small price increases in our products each year. Generally we’ve been successful with this approach because we can point to ongoing enhancements to our products. So while 2.0 is not an event that in itself creates a price increase opportunity, we do view it as one element that contributes to our strategy of small annual increases to our prices.

35.      How are you planning to go about broadening the middle- and back-office functionality on the Workstation product? Would you build your own processing platform or partner with an existing provider?

We are leveraging much of the functionality we acquired from our acquisition of Financial Computer Support, Inc. in September 2008. The company offered a leading position in portfolio management software with its dbCAM+ portfolio management system. We’re also developing additional portfolio management capabilities including import infrastructure, import interfaces, and end-user functionality.

36.      Can you elaborate a bit for a non-user about Workstation and Principia’s functionality when it comes to risk management in terms of position or asset class limits, Value at Risk, or any other measures? Obviously would emphasize diversification but wondering what safeguards or capabilities exist for the FA to manage their client’s investment risk. Do the products examine client assets from a household or account level?

Both products include a variety of tools that financial advisors can use for risk management. Some of the standard risk measures we include are Morningstar Risk, a measure of historical downside volatility; Modern Portfolio Theory statistics; and volatility measures such as standard deviation and bear market rankings.

With both products, financial advisors can use the Portfolio Snapshot tool to communicate a comprehensive picture of a portfolio’s risk profile including asset allocation, style diversification, sector weightings, and performance. The Stock Intersection tool compiles the underlying holdings of each of the positions in a client’s portfolio to determine actual exposure to individual stocks and can help identify risky levels of concentration. The Portfolio X-Ray tool summarizes the underlying holdings, sector exposure, and investment style of a portfolio, which all contribute to its risk profile.

Morningstar Advisor Workstation automatically pulls in client and account data from third-party portfolio accounting and planning platforms. It includes a householding feature that allows advisors to group and organize imported portfolios that belong together.

Advisor Workstation’s Planning Module includes a risk-tolerance questionnaire that helps advisors construct suitable portfolios for each client. A client’s risk profile is automatically matched with an appropriate asset allocation model. Firms can modify the risk-tolerance questionnaire or Morningstar’s standard asset allocation models to meet their investment policies.

Morningstar Principia includes a risk assessment feature that helps advisors determine risk-appropriate asset mixes and identify portfolio and market risks to address client concerns during short-term performance fluctuations. Advisors can also use the Risk/Reward Scatterplot to identify which portfolio holdings are incurring more risk than reward. Principia’s Asset Allocation module helps advisors determine the optimal portfolio for a given risk level.

37.      What are the primary countries in which the Workstation product is also generating revenue? How does the different wealth management model, more oriented towards fee-based private banking versus the traditional American wire-house commission based model, impact your market opportunity, competition, pricing, or otherwise?

The majority of our revenue base for Morningstar Advisor Workstation is in the United States, but we also generate revenue from Canada, Australia, the United Kingdom, Italy, and a few countries in Asia.

The wealth-management models outside of the United States may lead clients to focus on different types of tools, but we don’t believe that our market opportunity is necessarily smaller because of this. In general, the high-level requirements are the same, but financial advisors in some non-U.S. markets may have different levels of experience with managing investments. In the United Kingdom, for example, it’s common for independent advisers to focus more on model portfolios and spend less time selecting investments for their clients. To meet these needs, we’ve developed simplified reports and tools. One example is Portfolio Builder, which guides financial advisors through a defined step-by-step process to create portfolio proposals for clients.

38.      Is it possible to provide an annual time series back to 2002/2003 of Advisor Workstation licenses, broken out by U.S. and International? Basically I’m attempting to reconcile the total annual revenue dollars divided by reported U.S. Workstation licenses - I notice a large dip in revenue per user in the years 2004 and 2005 before coming back up in 2006 and then growing in the subsequent years. Can you reconcile this or provide some color what might be happening here?

The supplemental information we report reflects U.S. Advisor Workstation licenses, which we’ve shown in the table below:

	2003	2004	2005	2006	2007	2008	2009	2010 (as of 9/30)
U.S. Advisor Workstation licenses (as of 12/31)	32,408	80,235	109,461	144,578	150,505	151,874	148,392	154,403

The decline in revenue per user you’re noticing partly reflects rapid license growth in 2004 and 2005. If you calculate revenue per user based on year-end licenses and full-year revenue number, the larger denominator will give you a lower result in years when we experienced rapid growth.

Morningstar Equity Research

39.      What traction have you had recently on monetizing equity research and through what channels are you having particular success?

We added approximately 40 new equity research clients in 2010 and added our research to several major platforms, including Thomson Reuters, FactSet, Hoover’s, and Nasdaq. We’re having particular success with the buy-side segment. We also have a growing enterprise business in this area. Finally, we’ve signed numerous new clients in Europe and Asia in 2010.

40.      Can you provide some color on how the client composition in terms of size has changed over the past few years regarding institutional equity research? The crux of what I’d like you to address is do you feel due to MORN’s breadth of research that you are moving “up-market” and gaining share with larger asset managers/institutions more broadly that can consolidate their third-party research expenditure to extract value and leverage within their own operating budget? Or has the trend been the opposite? Any color across different client types would be very helpful.

Yes, we have seen an evolution of our client base in the past few years and have added contracts with several large asset management firms. The investments we’ve made in the breadth and depth of our equity research have helped us move “up-market” as well as increase our average selling price.

Credit Ratings & Research

41.      Do you eventually hope to monetize the data feeds of credit ratings currently being provided for free, assuming based on some type of initial branding push? What do you estimate is the addressable market for non-issuer paid credit research?

We provide our summary credit ratings for free on Morningstar.com, but the underlying data and analysis is only available for subscribers to our institutional research service. We do plan to monetize our credit ratings and research, and we’ve already entered into our first credit research agreement with a major financial services firm to provide credit ratings and research to its 18,000 financial advisors beginning in the third quarter of 2010.

We don’t have an exact number for the addressable market for non-issuer paid credit research, but we believe it’s at least several hundred million dollars in size.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: December 3, 2010		/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer